                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                   AMERICAN AIRCARRIERS SUPPORT, INCORPORATED
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

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     (4)  Date Filed:

               [AMERICAN AIRCARRIERS SUPPORT, INCORPORATED LOGO]



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JULY 17, 2000

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of American Aircarriers Support, Incorporated will be held at the Park Hotel, 2200 Rexford Road, Charlotte, North Carolina 28211 on Wednesday, July 17, 2000, at 10:00 a.m., Eastern Daylight Time, and thereafter as it may from time to time be adjourned, for the following purposes:

         1. To elect six directors to hold office for the term set forth in the accompanying Proxy Statement and until their successors shall have been duly elected and qualified;

         2. To ratify the appointment of Arthur Andersen, LLP as independent auditors; and

         3. To consider and transact such other business as may properly come before the meeting or any adjournment thereof.

         The Board of Directors has fixed the close of business on May 31, 2000, as the record date for the determination of shareholders entitled to notice of and to vote at this meeting or any adjournment thereof.

                                             By Order of the Board of Directors,



June 7, 2000                                 /s/ David M. Furr
                                             -----------------------------------
                                             David M. Furr, Corporate Secretary



                                    IMPORTANT

PLEASE MARK, DATE, SIGN, NOTE ANY CHANGE OF ADDRESS AND RETURN THE ENCLOSED PROXY CARD IMMEDIATELY IN THE ENCLOSED, SELF-ADDRESSED ENVELOPE. NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING, WE WILL BE GLAD TO RETURN YOUR PROXY SO THAT YOU MAY VOTE IN PERSON.

                   AMERICAN AIRCARRIERS SUPPORT, INCORPORATED
                          587 GREENWAY INDUSTRIAL DRIVE
                             LAKEMONT BUSINESS PARK
                         FORT MILL, SOUTH CAROLINA 29715


                                 PROXY STATEMENT

                         RELATING TO THE ANNUAL MEETING
                    OF SHAREHOLDERS TO BE HELD JULY 17, 2000



GENERAL

         The enclosed proxy is solicited by the Board of Directors of American Aircarriers Support, Incorporated (hereinafter referred to as the "Company") for use at the Annual Meeting of Shareholders to be held at the Park Hotel, 2200 Rexford Road , Charlotte, North Carolina 28211 on Wednesday, July 17, 2000, at 10:00 a.m., Eastern Daylight Time, for the purposes set forth in the foregoing Notice of Annual Meeting of Shareholders. This Proxy Statement and the form of proxy will be mailed to shareholders on or about June 7, 2000.

         The record date with respect to this solicitation was May 31, 2000. All holders of record of Common Stock of American Aircarriers Support, Incorporated as of the close of business on that date are entitled to vote at the meeting. As of the record date, the Company had 7,210,504 shares of Common Stock outstanding, excluding treasury shares. Each share of Common Stock is entitled to one vote. A majority of the votes entitled to be cast constitutes a quorum. If a quorum exists, action on any matter other than the election of directors will be approved by the affirmative vote of the majority of shares present in person or by proxy at the meeting and entitled to vote. Directors will be elected by a plurality of the votes of the shares present in person or by proxy at the meeting and entitled to vote in the election. Abstentions and broker non-votes are not counted in the calculation of the vote.

         A proxy may be revoked by the shareholder at any time prior to its being voted. If a proxy is properly signed and is not revoked by the shareholder, the shares it represents will be voted at the meeting in accordance with the instructions of the shareholder, unless it is received in such form as to render it invalid. If the proxy is signed and returned without specifying choices, the shares will be voted in accordance with the recommendations of the Board of Directors.

         As a matter of policy, proxies, ballots and voting tabulations that identify individual shareholders are held confidential by the Company. Such documents are available for examination only by the inspectors of election, none of whom is an employee of the Company, and certain employees associated with tabulation of the vote. The identity of the vote of any shareholder is not disclosed except as may be necessary to meet legal requirements.

         The cost of this solicitation will be borne by the Company. Employees and directors of the Company may solicit proxies but will not receive any additional compensation for such solicitation. Proxies may be solicited personally or by mail, facsimile, telephone or telegraph.

                            I. ELECTION OF DIRECTORS

         Information concerning the six nominees for election as directors is shown below. All nominees are now members of the Board of Directors. The Board of Directors knows of no reason why any nominee would be unable to serve as a director. If any nominee should for any reason become unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board of Directors may designate or the Board of Directors may reduce the number of directors to eliminate the vacancy. There is currently one vacancy on the Board of Directors.

         NAME            AGE           CAPACITIES IN WHICH SERVED
-----------------------  ---   -------------------------------------------------

Karl F. Brown(1)          36   Chairman of the Board and Chief Executive Officer

Joseph E. Civiletto       40   Chief Operating Officer, President, and Director

Anton K. Khoury           40   President of AAS-Amjet, Inc. and Director

David M. Furr(2)          42   Director

Pamela K. Clement(1)(2)   45   Director

James T. Comer, III(1)    51   Director

---------------------------
(1)  Member of the Audit Committee.
(2)  Member of the Compensation Committee.

         Karl F. Brown served as President of the Company from 1989 until February 1999. Mr. Brown has served as Chairman of the Board and Chief Executive Officer of the Company since January 1, 1998. From 1986 to 1989, Mr. Brown served as a salesman for U.S. Aviation, Inc., an aircraft components and spare parts redistributor partially owned by Herman O. Brown, Jr., Mr. Brown's father. Mr. Brown attended the University of North Carolina at Charlotte and received a Bachelor of Arts degree in Business in 1986.

         Joseph E. Civiletto has served as President and a Director of the Company since February 1999. From February 1992 until joining the Company in February 1999, he was a Vice President and Chief Financial Officer of Aviation Sales Company. From 1982 through 1992, Mr. Civiletto held various financial, planning and audit positions with Baker Hughes, Inc. and Arthur Andersen LLP. He graduated from Texas A & M University in 1982 with a Bachelor of Business Administration degree in Accounting.

         Anton K. Khoury has been a member of the Board of Directors of the Company and the President of AAS-Amjet, Inc. since November 1998. He was the President and founder of American Jet Engines Services, Inc. (the predecessor of AAS-Amjet, Inc.) from its inception in 1987 until its assets were acquired by the Company in November 1998. Mr. Khoury has nineteen years experience in the commercial aircraft overhaul and repair industry, having served as Senior Propulsion Engineer for Eastern Airlines from 1984 to 1987 and Batch Air from 1980 to 1984. Mr. Khoury received a Bachelor of Science degree in Aerospace Engineering from Northrop University in 1980. He has held a FAA Airframe and Power Plant Certificate since 1983.

         David M. Furr has served as a director of the Company since January 1998. Mr. Furr has been a partner in the law firm of Gray, Layton, Drum, Solomon, Sigmon, Furr & Smith, P.A., Gastonia, North Carolina, and a partner of a predecessor firm for in excess of seven years. Mr. Furr has practiced corporate and tax law since 1983 and has represented the Company with respect to corporate and tax matters since 1985. Mr. Furr is also a partner of Pierian Partners, L.L.P., a Charlotte, North Carolina-based investment banking/marketing firm and is also a director and a member of StockCar Stocks Advisors, LLC, an advisor to the StockCar Stocks Index Fund, a mutual fund that invests in companies involved in the sponsorship of, or that derive income from, NASCAR sanctioned racing events at the Winston Cup Racing level. Mr. Furr is also a director of Piedmont Venture Partners, a partnership that provides equity capital to emerging growth companies in the fields of information technologies and life sciences in the South Atlantic Region. Mr. Furr received a Bachelor of Arts degree and his Juris Doctor degree from Wake Forest University in 1980 and 1982, respectively, and a Master of Taxation degree from the University of Florida in 1983. Mr. Furr is admitted to practice before the United States Tax Court.

         Pamela K. Clement has been a director of the Company since February 1998. She is currently a partner of Pierian Partners, L.L.P., a Charlotte, North Carolina-based investment banking/marketing firm and is also a director and a member of StockCar Stocks Advisors, LLC, an advisor to the StockCar Stocks Index Fund, a mutual fund that invests in companies involved in the sponsorship of, or that derive income from, NASCAR sanctioned racing events at the Winston Cup Racing level. Since May 1996, Ms. Clement has also been a director of Piedmont Venture Partners, a partnership that provides equity capital to emerging growth companies in the fields of information technologies and life sciences in the South Atlantic Region. From April 1995 to May 1996, Ms. Clement was engaged in investing for her own account. From September 1992 to March 1995, she served as president, chief operating officer and a director of Sovereign Advisers, Inc., a Charlotte, North Carolina-based investment advisory firm. Ms. Clement sold her interest in Sovereign Advisers, Inc. to Interstate/Johnson Lane Corporation in 1995. From 1976 through 1992, Ms. Clement was employed in a variety of positions with a number of investment banking and money management firms. Ms. Clement received a Bachelor of Arts degree in Economics from Cornell University in 1976.

         James T. Comer, III has been a director of the Company since March 1998. Since 1991, Mr. Comer has been the president of J.T. Comer Consulting, Inc. and chairman of Southern Pension Services, Inc., both of which are wholly-owned by Mr. Comer. J.T. Comer Consulting, Inc. provides employee benefit consulting services and Southern Pension Services, Inc. provides pension administration services. From 1979 to 1986, Mr. Comer served as president of J.T. Comer & Associates, Inc., a pension administration and benefit consulting firm that was sold to the D & B Plan Services Division of the Dunn & Bradstreet Corporation in 1986. Mr. Comer was employed as the president of the D & B Plan Services Division from 1986 to 1991. Mr. Comer received a Bachelor of Arts degree in Economics from the University of North Carolina at Charlotte in 1971.

COMMITTEES OF THE BOARD

         The Board of Directors has delegated certain of its authority to a Compensation Committee and an Audit Committee. The Compensation Committee is currently composed of Mr. Furr and Ms. Clement. The Audit Committee is composed of Messrs. Brown and Comer and Ms. Clement. No member of either committee is a former or current officer or employee of the Company with the exception of Mr. Brown.

         The Compensation Committee held four meetings in 1999. The primary function of the Compensation Committee is to review and make recommendations to the Board with respect to the compensation, including bonuses, of the Company's officers and to administer the Company's 1998 Omnibus Stock Option Plan.

         The Audit Committee held one meeting in 1999. The function of the Audit Committee is to review and approve the scope of audit procedures employed by the Company's independent auditors, to review and approve the audit reports rendered by both the Company's independent auditors and to approve the audit fee charged by the independent auditors. The Audit Committee reports to the Board of Directors with respect to such matters and recommends the selection of independent auditors.

BOARD AND COMMITTEE ATTENDANCE

         In 1999, the Board of Directors held five formal meetings and took a number of actions by unanimous written consent in lieu of meetings. Overall attendance was 100%. Attendance was at least 100% for each director.

EXECUTIVE OFFICERS AND KEY EMPLOYEES

         Elaine T. Rudisill, age 44, has served as Chief Financial Officer of the Company since December 1997. In 1996, Ms. Rudisill became Chief Financial Officer, Vice President of Finance and Treasurer of Novavax, Inc., Columbus, Maryland, which until late 1995 was a subsidiary of IGI, Inc. Novavax, Inc. is engaged in the development of biopharmaceutical products and, since its spin-off from IGI, Inc., has been publicly traded. From 1987 through 1996, Ms. Rudisill served as Assistant Controller, then Controller, of IGI, Inc., Buena, New Jersey, a publicly-traded diversified animal healthcare and human cosmetics manufacturer. She graduated from the University of North Carolina at Chapel Hill in 1977 with a Bachelor of Science degree in Accounting.

         Micah Chapman, age 34, has served as President of AAS Complete Controls, Inc. since April 1999. He was the President and co-founder of Complete Controls, Inc. (the predecessor AAS Complete Controls, Inc.) from it inception in 1997 until its assets were acquired by AAS in April 1999. Mr. Chapman has twelve years experience in the commercial aircraft overhaul and repair industry including Director of Maintenance with International Jet Charter from 1994 through 1996, Lockheed Aero Mod from 1991 through 1994 and Eastern Airlines from 1988 through 1991. He has held an Airframe and PowerPlant Certificate since 1988.

         Kenneth R. Auen, age 50, has served as President of AAS Aviation Services, Inc. since September 1999. Mr. Auen has 30 years experience in the commercial aircraft overhaul and repair industry as Vice President of Aircraft Sales and Leasing for the Ages Group and as Director of Sales and Marketing at Nordam and Cleveland Pneumatics prior to joining AAS. Mr. Auen received a Bachelor of Science degree in Aeronautical Engineering from Purdue University.

         Russell Carlson, age 29, has served as Vice President - Domestic Sales since December 1999. Mr. Carlson has ten years experience in the aircraft industry including experience as Director of Sales for Avatar Alliance prior to joining AAS. Mr. Carlson has held an Airframe and Power Point Certificate since 1990.

         William E. Werts, age 66, has been employed by the Company since 1990 as Director of Sales. Mr. Werts has been employed in the aircraft components and spare parts redistribution industry for over 35 years, including five years at U.S. Aviation, Inc. and 22 years at Charlotte Aircraft Corporation.

         James E. Cauble, age 55, has been the Company's Director of Quality Control since 1990 and Director of Operations since 1999. Mr. Cauble has been employed in the aircraft components and spare parts redistribution industry for over 36 years, including eight years at U.S. Aviation, Inc. and 22 years at Charlotte Aircraft Corporation. Mr. Cauble has held an Airframe and Powerplant License since 1970 and an FAA Inspection Authorization since 1975.

         David B. Abbott, age 44, has served as the Company's Vice President of International Sales since January 2000. He previously served as the Company's Director of Marketing since 1990. Prior to joining the Company, Mr. Abbott was employed in various sales and marketing positions for over 14 years in the aviation industry.

EXECUTIVE COMPENSATION

         Summary Compensation Table. The following table sets forth the annual and long-term compensation for services in all capacities to the Company of Karl
F. Brown, who served as Chief Executive Officer and President during 1999, Joseph Civiletto, who joined the Company in February 1999, and Elaine T. Rudisill, who joined the Company in December 1997 and has served as Chief Financial Officer during 1998 and 1999. These three individuals (the "Named Executive Officers") are the only executive officers of the Company whose total annual salary and bonus exceeded $100,000 during the year ended December 31, 1999.

                                                                     LONG TERM COMPENSATION
                                                                     ----------------------
                                                   ANNUAL                    AWARDS
                                               COMPENSATION(1)       ----------------------
                                 FISCAL    -----------------------    SECURITIES UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION       YEAR       SALARY         BONUS         OPTIONS/SARs(#)     COMPENSATION(1)
---------------------------      ------    ---------       -------        ---------------     ---------------

Karl F. Brown,                    1999     $ 269,407           -0-               -0-            $ 16,632(2)
 Chairman of the Board and        1998       200,000       100,000           120,000              33,921(2)
 Chief Executive Officer          1997       150,000           -0-               -0-              17,972(2)

Joseph E. Civiletto,              1999     $ 232,738           -0-           200,000            $ 17,242
 Chief Operating Officer and      1998           (3)           (3)               -0-                 (3)
 President                        1997           (3)           (3)               -0-                 (3)

Elaine T. Rudisill,               1999     $ 118,669           -0-               -0-                 -0-
 Chief Financial Officer          1998        65,000        60,000            35,000                 -0-
                                  1997           (4)           (4)               -0-               8,458(4)

---------------
(1) Excludes S Corporation distributions to Mr. Brown of $2,284,711 and $1,500,000 in 1998 and 1997.
(2) Represents costs attributable to two Company automobiles provided for use by Mr. Brown and his spouse, cash advances made in connection with a split-dollar life insurance plan maintained by the Company on behalf of Mr. Brown and contributions by the Company into Mr. Brown's 401(k) account.
(3)  Mr. Civiletto was first employed by the Company in February 1999.
(4) Ms. Rudisill was compensated as a consultant during the month of December 1997 and was first employed by the Company as an executive officer in January 1998.

         Option Grants Table. The following table sets forth information on grants of stock options pursuant to the Company's 1998 Omnibus Stock Option Plan during 1999 to the Named Executive Officers.

                        NUMBER OF SECURITIES          PERCENT OF TOTAL         EXERCISE OR
                         UNDERLYING OPTIONS/       OPTIONS/SARs GRANTED TO      BASE PRICE      EXPIRATION
       NAME                 SARs GRANTED          EMPLOYEES IN FISCAL YEAR     ($/SHARE)(1)        DATE
--------------------    --------------------      ------------------------     ------------     ----------
Joseph E.  Civiletto           200,000                     88%                     $9.625         1/21/09

---------------
(1) The exercise price is equal to the market price of the underlying security on the date of grant. One-fourth of such options vest annually, the initial one-fourth vesting upon grant.


     Fiscal Year-End Options/Option Values Table.

                                                   NUMBER OF SECURITIES UNDER-    VALUE OF UNEXERCISED IN-
                                                   LYING UNEXERCISED OPTIONS/      THE-MONEY OPTIONS/SARs
                         SHARES                      SARs AT FISCAL YEAR-END      AT FISCAL YEAR-END($)(1)
                        ACQUIRED        VALUE      ---------------------------   --------------------------
    NAME               ON EXERCISE    REALIZED     EXERCISABLE   UNEXERCISABLE   EXERCISABLE  UNEXERCISABLE
--------------------   -----------    --------     -----------   -------------   -----------  -------------
Karl F. Brown             -0-           -0-          90,000         21,500       $ 69,000       $ 69,000
Joseph E.  Civiletto      -0-           -0-         100,000        100,000          -0-            -0-
Elaine T. Rudisill        -0-           -0-          21,250         21,250         30,625         30,625

---------------
(1) The dollar values are calculated based upon the difference between the exercise price of the options and the closing price for the Common Stock of $7.75 on December 31, 1999.

         No employee of the Company receives any additional compensation for his services as a director. Non-management directors receive no salary for their services as such, but receive a fee of $250 per meeting attended. The Board of Directors has also authorized payment of reasonable travel or other out-of-pocket expenses incurred by non-management directors in attending meetings of the Board of Directors. In 1999, Mr. Furr, Ms. Clement and Mr. Comer, all of whom are non-management directors, received options to purchase 6,000, 6,000 and 5,000 shares of Common Stock at an exercise price of $7.00 per share, respectively. All of such options became exercisable upon grant. Mr. Furr also performs legal services for the Company and receives compensation for such services. Mr. Khoury was a party to an asset purchase agreement in 1998, whereby the Company acquired his company for cash and shares of Common Stock, entered into an employment contract with him, and leased a facility from him. See "Certain Relationships and Related Transactions".

         Employment and Other Agreements. In January 1998, the Company entered into an employment agreement with Karl F. Brown. The employment agreement requires that he devote his full business time to the Company, may be terminated by the Company for "cause" (as defined in the employment agreement) and, as currently amended, calls for Mr. Brown to receive an annual salary of $265,000 and a discretionary bonus determined by the Compensation Committee. The employment agreement extends for a three-year term. Mr. Brown is also entitled to receive lump sum compensation equal to approximately three times his annual salary and bonus in the event of a change in control of the Company and upon Mr. Brown's services being terminated or his status, authority or responsibilities being substantially diminished.

         In February 1999, the Company entered into an employment agreement with Joseph E. Civiletto to serve as the Chief Operating Officer and President of the Company. Mr. Civilettto's agreement requires that he devote his full business time to the Company, may be terminated by the Company for "cause" (as defined in the employment agreement) and, as currently in effect, calls for him to receive an annual salary of $225,000 and a discretionary bonus determined by the Compensation Committee. The employment agreement extends for a three-year term. Mr. Civiletto is also entitled to receive lump sum compensation equal to approximately three times his annual salary and bonus in the event of a change in control of the Company and upon Mr. Civiletto's services being terminated or his status, authority or responsibilities being substantially diminished.

         In February 1998, the Company entered into an employment agreement with Elaine T. Rudisill to serve as the Chief Financial Officer of the Company. The initial one-year term of this agreement has been renewed pursuant to its provisions for successive one-year automatic renewals unless either party provides notice of non-renewal. Ms. Rudisill is also entitled to receive lump sum compensation equal to approximately three times her annual salary and bonus in the event of a change in control of the Company and upon Ms. Rudisill's services being terminated or her status, authority or responsibilities being substantially diminished. Ms. Rudisill is entitled to an annual salary and a discretionary bonus and upon renewal in February 2000, Ms.
Rudisill's compensation was increased to $140,000.

         The Company has also entered into confidentiality and non-compete agreements with its officers and key employees.

         The Company maintains a 401(k) profit sharing plan and a medical reimbursement plan covering substantially all of its employees.


STOCK OPTION PLAN

         The Company's 1998 Omnibus Stock Option Plan (the "Option Plan") was adopted in 1998. Currently, the maximum number of shares of Common Stock reserved and available for Awards under the Option Plan is 900,000. As of December 31, 1999, a total of 644,750 non-qualified and Incentive Stock

Options were outstanding, with exercise prices ranging from $6.00 to $10.75 per share, leaving 255,250 shares available for grant under the Option Plan.

         The Option Plan permits the grant of awards to certain persons who are affiliated with the Company and its subsidiaries. The Option Plan provides for the grant of incentive stock options ("Incentive Stock Options") within the meaning of the Code, non-qualified stock options, restricted shares, performance units, performance shares, dividend equivalent, share appreciation rights ("SARs") and other forms of awards, including deferrals of earned awards, (collectively, the "Awards"). Employees and non-employees to whom an offer of employment has been extended, directors and consultants of the Company and its subsidiaries are all eligible participants for all Awards, except that Incentive Stock Options may be granted only to employees.

         The Option Plan is administered by the Compensation Committee of the Board of Directors, or such other committee designated by the Board of Directors (the "Committee"). The Committee has broad administrative powers, including the authority to construe and interpret the Option Plan, promulgate rules to implement the Options Plan, and make all determinations necessary for administration of the plan, including determination of the terms and conditions of the Awards granted under the Option Plan, the individuals to whom Awards are to be granted, the exercise price, if any, the number of shares subject to an Award and the vesting and duration of Awards, subject to any restrictions contained in the Option Plan.

         The exercise price of Incentive Stock Options granted under the Option Plan must be at least equal to the fair market value of the Common Stock of the Company on the date of grant, and must be 110% of fair market value when granted to an employee who owns shares representing more than 10% of the voting power of all classes of stock of the Company. The exercise price of non-qualified stock options granted under the Option Plan can not be less than 85% of the fair market value of the Common Stock on the date of grant. The term of all options granted under the Option Plan may not exceed ten years, except the term of Incentive Stock Options granted to a 10% or more stockholder may not exceed five years. The Option Plan may be amended or terminated by the Board of Directors, but no such action may impair the rights of a participant under a previously granted option.

         The Option Plan provides for the award of SARs and Performance Units and Performance Shares. An SAR is an incentive Award that permits the holder to receive (per share covered thereby) the amount by which the fair market value of a share of Common Stock on the date of exercise exceeds the fair market value of such share on the date the SAR was granted or at such date as the Compensation Committee designates. The Compensation Committee may grant SARs independently, in addition to, or in tandem (such that the exercise of the SAR or related stock option will result in forfeiture of the right to exercise the related stock option or SAR for an equivalent number of shares) with a stock option Award. A Performance Unit or Performance Share is an incentive Award whereby the Company commits to make a distribution depending on the attainment of a performance objective and condition established by the Committee and the base value of the Performance Unit or Performance Share.

         Upon termination of services of a non-employee director or consultant, all options issuable, but not yet granted, to such persons for services rendered shall be granted and all options shall remain exercisable for the original option term. Options granted to an employee are exercisable for specified periods of time ranging from one month to one year following an employee's termination depending on the circumstances of the termination, except that options granted to an employee terminated for cause shall not be exercisable to any extent after termination. An unexercised option is exercisable only to the extent that it was exercisable on the date of termination.

         The Option Plan provides that, in the event the Company enters into an agreement providing for the merger of the Company into another corporation, an exchange of shares with another corporation, the reorganization of the Company or the sale of substantially all of the Company's assets, unvested stock options become immediately vested and exercisable. Upon the consummation of the merger, exchange, reorganization or sale of assets, the successor corporation must assume all Awards or substitute another Award on substantially identical terms to the outstanding Award.

         The Board of Directors may amend the Plan at any time and from time to time, subject to the receipt of stockholder approval where required by Rule 16b-3, by the Code, by the Nasdaq National Market or other exchange regulations or by state corporation law.

COMMON STOCK OWNERSHIP

         The following table sets forth certain information regarding beneficial ownership of Common Stock as of May 31, 2000 by (i) each person known by the Company to own beneficially more than 5% of the outstanding Common Stock, (ii) each director or nominee, and (iii) all executive officers and directors as a group. The information on the institutional investors' statements filed with the Commission under Section 13(d) or 13(g) of the Exchange Act. Each person has sole voting and sole investment or dispositive power with respect to the shares shown except as noted.

                                                         SHAREHOLDINGS ON
                                                         APRIL 30 , 2000
                                                   ----------------------------
                                                   NUMBER OF         PERCENT OF
     NAME AND ADDRESS (1)                          SHARES (2)          CLASS(3)
-------------------------------                    ----------        ----------

Karl F. Brown(4)..................................  3,135,000           43.5%

Joseph E. Civiletto(5)............................    102,500            1.4

Anton K. Khoury(6)................................    313,500            4.3

Herman O. Brown, Jr.(7)...........................  1,025,000           14.2

David M. Furr(7)(8)...............................  1,119,735           15.5
  516 South New Hope Road
  Gastonia, North Carolina  28053

Pamela K. Clement(9)..............................     32,787             *
  1 Morrocroft Centre, Suite 380
  6805 Morrison Boulevard
  Charlotte, North Carolina  28211

James T. Comer, III(10)...........................     22,000             *
  4731 Hedgemore Drive
  Charlotte, North Carolina  28209

All directors and executive officers as a group
(Seven persons)(11)...............................  4,727,022           65.6%

-------------------
* Less than 1%
(1) Except as noted above, the address for all persons listed is 587 Greenway Industrial Drive, Lakemont Business Park, Fort Mill,
       South Carolina 29715.
(2) Ownership includes both outstanding Common Stock and shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after the date hereof.
(3) All percentages are calculated based on the number of outstanding shares in addition to shares which a person or group has the right to acquire within 60 days after the date hereof.
(4)    Includes 60,000 shares subject to currently exercisable options.
(5)    Includes 100,000 shares subject to currently exercisable options.
(6) Excludes 312,500 shares held by Mr. Khoury's brother as to which he disclaims beneficial ownership.
(7) In February 1998, Herman O. Brown, Jr., David M. Furr and the Company entered into a Voting Trust pursuant to which David M. Furr has been vested with all voting rights relating to the Common Stock currently owned or hereafter acquired by Herman O. Brown, Jr. See below for further information concerning the Voting Trust.
(8)    Includes 41,000 shares subject to currently exercisable options.
(9)    Includes 18,500 shares subject to currently exercisable options.
(10)   Includes 11,000 shares subject to currently exercisable options.
(11) Includes 221,500 shares of Common Stock subject to currently exercisable options. Excludes shares of Common Stock as to which executive officers and directors disclaim beneficial ownership.

         The Company and Messrs. David M. Furr and Herman O. Brown, Jr. entered into the Voting Trust in February 1998. During the term of the Voting Trust, Mr. Furr has the exclusive right to exercise all of the voting rights and powers with respect to the Common Stock subject to the Voting Trust. The Voting Trust will terminate on the earlier to occur of (i) sale of all of the Common Stock subject to the Voting Trust, (ii) the death of Herman O. Brown, Jr., or (iii) expiration of the ten-year term of the Voting Trust, subject to the automatic renewal of the Voting Trust for an additional period of ten years in the event Herman O. Brown, Jr. continues to own Common Stock of the Company upon expiration of the initial ten-year term of the Voting Trust. Under the Voting Trust, Herman O. Brown, Jr. retains the power to receive dividends and to instruct the trustee to dispose of shares of Common Stock within the Voting Trust, subject to compliance with applicable federal and state securities laws and a one year lock-up agreement made with the representative of the underwriters of the Company's initial public offering.

         THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED AND RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE DIRECTOR NOMINEES IDENTIFIED ABOVE.


                          II. RATIFICATION OF AUDITORS

         The firm of Arthur Andersen LLP audited the financial statements of the Company for the 1999 fiscal year and has been reappointed by the Board of Directors to serve as the Company's independent auditors for the 2000 fiscal year. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders.

         The firm of Cherry, Bekaert & Holland, L.L.P audited the financial statements of the Company for the two fiscal years prior to 1999. During those two years, there were no disagreements with Cherry, Bekaert & Holland, L.L.P. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure and their reports on the Company's financial statements for those two years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS FOR THE COMPANY.


                COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

         Under the securities laws of the United States, the Company's directors, its executive officers, and any persons holding more than ten percent of the Company's Common Stock are required to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission and the Company. Specific due dates for these reports have been established and the Company is required to disclose in this proxy statement any failure to file, or late filing, of such reports with respect to the period ended December 31, 1999. Based solely on the Company's review of Forms 3, 4 and 5 and amendments thereto furnished to the Company and all written representations with respect to filing of such Forms, the Company is not aware of any filings that were not made on a timely basis.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Company has adopted a policy that future material transactions between the Company and its executive officers, directors and principal shareholders (i.e. shareholders owning beneficially 5% or more of the outstanding voting securities of the Company) must be approved by a majority of the disinterested directors. Any such transactions will be on terms believed to be no less favorable to the Company than could be obtained from unaffiliated parties. For this purpose, a transaction is deemed material if such transaction, alone or together with a series of similar transactions during the same fiscal year, involves an amount which exceeds $60,000.

         Herman O. Brown, Jr., a principal stockholder of the Company and the father of Karl F. Brown, is a co-founder, officer and director of U.S. Aviation, Inc. In 1993, the Company borrowed $525,000 from the unaffiliated co-founder of U.S. Aviation, Inc. The repayment of amounts due under the promissory note that evidences this borrowing was personally guaranteed by Mr. Karl Brown and Mr. Herman Brown. Neither of them received any compensation for providing the guarantees. All amounts due under this promissory note were repaid in 1998 using cash generated from operations. The Company was also indebted to U.S. Aviation, Inc. in the principal amount of $46,000 at December 31, 1997, which amount was repaid in February 1998.

         U.S. Aviation, Inc. has in the past consigned aircraft components and spare parts to the Company. Under the consignment arrangement, the Company remits to U.S. Aviation, Inc. 60% of the sales price of the components and spare parts, less any overhaul and repair costs incurred by the Company. Consignment sales on behalf of U.S. Aviation, Inc. totaled $37,000 and $77,000 in 1998 and 1997, respectively. The Company anticipates that consignment sales on behalf of U.S. Aviation, Inc. will be immaterial in future periods.

         At various times from 1993 through December 31, 1997, Messrs. Karl F. Brown and Herman O. Brown, Jr. made unsecured advances to the Company. The proceeds of such advances were used for working capital purposes. The advances outstanding at December 31, 1997 bore interest at rates between 6% and 8% per annum and were to mature between April 15, 1998 and June 30, 1998. At December 31, 1997, the Company was indebted to Messrs. Karl F. Brown and Herman O. Brown, Jr. in the amounts of $711,000 and $746,000, respectively. The Company repaid all such advances in 1998.

         The Company currently leases a 15,000 square foot facility, consisting primarily of warehouse storage, from B & C Enterprises, a partnership in which Herman O. Brown, Jr. is a 50% partner. The facility is leased to the Company through December 2002 for an annual rental of $50,400. The former headquarters facility is leased to the Company through July 30, 2002 by Brown Enterprises, a partnership of Messrs. Karl F. Brown and Herman O. Brown, Jr., for an annual rental of $87,000. The Company moved into its new headquarters facility in late February 1999 and Messrs. Karl F. Brown and Herman O. Brown, Jr. are attempting to sell, lease or sublease the facility to another entity. Until such time as it is sold or subleased, the Company will remain obligated under the lease. Each of the foregoing leases requires the Company to pay taxes, insurance and maintenance expenses for the facility in question. Management believes that these facilities were leased to it on terms at least as favorable as could have been obtained from unaffiliated third parties.

         The Company terminated its S Corporation election in May 1998 and distributed an aggregate of approximately $3.0 million in cash and $100,000 in securities owned by the Company to Messrs. Karl F. Brown and Herman O. Brown, Jr., which was an amount anticipated to be sufficient to pay their personal tax liabilities related to 1998 taxable income earned prior to the date of termination of the Company's S Corporation election, together with an amount equal to approximately 50% of the previously undistributed accumulated taxable income.

         Prior to the date of the initial public offering in May 1998, Messrs. Karl F. Brown and Herman O. Brown were parties to agreements providing that, in the event of the death of Karl F. Brown, the shares of Common Stock owned by him would be placed in a family trust under which Herman O. Brown, Jr., as trustee, would retain all voting rights with respect to such Common Stock. Additionally, the agreements provided that in the event of the death of Herman O. Brown, Jr., Karl F. Brown would retain the right to purchase the Common Stock owned by Herman O. Brown, Jr. at a price equal to the book value of such Common Stock at the time of Herman O. Brown, Jr.'s death. Those agreements terminated upon the close of the initial public offering.

         In February 1998, Herman O. Brown, Jr. entered into a voting trust agreement (the "Voting Trust") pursuant to which David M. Furr, a director of the Company, has been vested with all voting rights relating to the Common Stock currently owned or hereafter acquired by Herman O. Brown, Jr. See "Principal Stockholders."

         During 1999 and 1998, the Company paid legal fees of $238,000 and $316,000 (of which $96,500 was paid to an unaffiliated firm which served as co-counsel) to a law firm in which David M. Furr, a director of the Company, is a partner. A substantial portion of the 1998 expenditures were included as transaction costs relating to the public offering and as acquisition cost relating to company acquisitions.

         During the past two years, the Company has expanded its operations by using newly formed subsidiaries to acquire substantially all of the assets of complementary businesses. Certain founders and owners of the businesses acquired became employees and officers of the new subsidiary or of the Company and one of them, Anton Khoury, was appointed to the Board of Directors of the Company in November 1998. The material terms of those transactions are as follows:

         The Company acquired substantially all of the assets of Global Turbine Services, Inc. and its affiliate Turbine Inspections, Incorporated ("Global") for a purchase price $1,105,032 and assumption of certain accounts payable not to exceed $305,013. The purchase price was comprised of $586,932 cash and issuance of 90,104 shares of common stock valued at $518,100. Michael Evans, a principal in both of these entities, served as President of the subsidiary which continued the operations of Global and as Vice President of Power Plant Operations of the Company and a director of the Company until November 12, 1999.

         The Company acquired substantially all of the operating assets of Condor Flight Spares, Inc. ("Condor") for a purchase price $1,750,000. The purchase price was comprised of $1,000,000 cash and issuance of 125,000 shares of common stock valued at $750,000. During 1999, the two principal shareholders of Condor (the "Condor Shareholders"), served as President and Executive Vice President Head of Sales, respectively, of the subsidiary of the Company which continued the operations of Condor. Simultaneously with the asset purchase, the Company entered into a lease with Condor Properties of Miami, Inc., an affiliate of the Condor Shareholders, for real property and an approximately 40,000 square foot facility where Condor's business was located. Initial rental payments were $21,650 per month. In February 2000, the Company entered into an agreement to exchange $621,000, classified on the Company's balance sheet as accounts receivables from affiliates, for 69,000 shares of common stock which were issued to the Condor Shareholders. The Company intends to resell those shares for the same amount. The agreement also calls for the Company to register the remaining shares of the Condor Shareholders or assist with a private placement of those shares. The Company also purchased a facility from the Condor Shareholders for $363,000 and assumption of the $450,000 mortgage on that facility and entered into a new lease for another facility previously subleased from the Condor Shareholders.

         The Company acquired substantially all of the assets of American Jet Engine Services, Inc. ("Amjet") for a purchase price of $12,350,000 and assumption of certain accounts and trade payables, but excluding certain warranty claims, employee bonuses, and claims and liability arising from specified investigations. The purchase price was comprised of approximately $8,600,000 cash, issuance of 625,000 shares of common stock valued at $3,750,000 and adjustments of approximately $100,000 credited to the Company. The Company also acquired the inventories of Global Air Spares, Inc. and Atlantic Airmotive Corporation, both of which were affiliates of Amjet for an aggregate purchase price of $2,550,000 cash. Mr. Anton Khoury continues to serve as President of the subsidiary which continued the operations of these entities. Simultaneously with the asset purchase, the Company entered into a lease with Anton Khoury for one of the facilities in which Amjet's business has been operating and another lease with Hanna Khoury for the other facility in which Amjet's business has been operating. During the initial one year term, the rental payments are $5,218 and $5,325 per month for the approximately 12,000 square foot and 15,000 square foot facilities, respectively.

         In April 1999, the Company acquired substantially all of the assets of Complete Controls, Inc. for $0.6 million comprised of $150,000 cash, assumption of certain liabilities and the issuance of a promissory note for the balance of the purchase price, payable over two years, issued to the former owners. The note is in the principal sum of $337,117, bears interest at 6% and is payable in eight equal quarterly installments of principal plus interest on the first day of each quarter beginning July 1, 1999 and ending April 1, 2001. The former owners are employees of the subsidiary of the Company which has continued the operations of Complete Controls, Inc.


                                  ANNUAL REPORT

         The Annual Report to Shareholders for the fiscal year ended December 31, 1999 is being sent to all shareholders with this Proxy Statement. The Annual Report to Shareholders does not form any part of the material for the solicitation of any Proxy.

A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB FOR THE YEAR ENDED
DECEMBER 31, 1999 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WITHOUT EXHIBITS, IS AVAILABLE WITHOUT CHARGE TO ANY SHAREHOLDER OF THE COMPANY UPON WRITTEN REQUEST TO THE SECRETARY, AMERICAN AIRCARRIERS SUPPORT, INCORPORATED, 587 GREENWAY INDUSTRIAL DRIVE, LAKEMONT BUSINESS PARK, FORT MILL, SOUTH CAROLINA 29715.


                              SHAREHOLDER PROPOSALS

         Shareholders may submit proposals on matters appropriate for shareholder actions at future annual meetings by following the rules of the Securities and Exchange Commission. Proposals intended for inclusion in next year's proxy statement and proxy card must be received by the Company not later than February 8, 2001. Such proposals and supporting statements, if any, should be sent to the attention of the Corporate Secretary, American Aircarriers Support, Incorporated, 587 Greenway Industrial Drive, Lakemont Business Park, Fort Mill, South Carolina 29715.


                                  OTHER MATTERS

         Except for the matters described herein, management does not intend to present any matter for action at the Annual Meeting and knows of no matter to be presented at such meeting that is a proper subject for action by the shareholders. However, if any other matters should properly come before the Annual Meeting, it is intended that votes will be cast pursuant to the authority granted by the enclosed Proxy in accordance with the best judgment of the person or person acting under the Proxy.

                   AMERICAN AIRCARRIERS SUPPORT, INCORPORATED

           ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JULY 17, 2000

           KNOW ALL MEN BY THESE PRESENTS: that the undersigned shareholder of American Aircarriers Support, Incorporated (the "Company") hereby constitutes and appoints Karl F. Brown, as attorney and proxy, with the power to appoint his substitute, and hereby authorizes him to represent and vote, as designated below, all of the shares of Common Stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held July 17, 2000, and at any and all adjournments thereof with respect to the matters set forth below and described in the Notice of Annual Meeting of Shareholders and Proxy Statement dated June 7, 2000, receipt of which is acknowledged.

1. TO CONSIDER AND ACT UPON A PROPOSAL TO ELECT KARL F. BROWN, JOSEPH E. CIVILETTO, ANTON K. KHOURY, DAVID M. FURR, PAMELA K. CLEMENT AND JAMES T. COMER, III AS DIRECTORS TO HOLD OFFICE FOR ONE-YEAR TERMS OR UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFIED.

              [ ]  FOR ELECTION OF ALL NOMINEES (Except as shown below)
              [ ]  WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES

              Instructions: To withhold authority to vote for any individual nominee, strike through the nominee's name below

                   KARL F. BROWN
                   JOSEPH E. CIVILETTO
                   ANTON K. KHOURY
                   DAVID M. FURR
                   PAMELA K. CLEMENT
                   JAMES T. COMER, III

2.     TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS AUDITORS OF THE
       COMPANY.

              [ ]  FOR RATIFICATION
              [ ]  AGAINST RATIFICATION
              [ ]  ABSTAIN

3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY AND ALL ADJOURNMENTS THEREOF.

              [ ]  AUTHORIZED TO VOTE
              [ ]  ABSTAIN

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). IF NO INDICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED AND FOR PROPOSAL 2 AND THE PROXY HOLDERS WILL VOTE ON ANY PROPOSAL UNDER 3 IN THEIR DISCRETION AND IN THEIR BEST JUDGMENT. Please mark, date, and sign exactly as your name appears on your stock certificate. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. If this Proxy is not dated, the Proxy will be deemed to bear the date the form was mailed to the shareholder.


                   Dated:
                          -----------------------  -----------------------------
                                                   Signature
                   Dated:
                          -----------------------  -----------------------------
                                                   Signature if held jointly